ביונדווקס פרמצבטיקה בע"מ

Biondvax Pharmaceuticals Ltd.

Incorporated under the Laws of the State of Israel
Public Company Number 513436105

מאוגדת לפי חוקי מדינת ישראל
חברה ציבורית מספר 513436105

Certificate Number: _______

Number of Shares: _______

מספר תעודה: _______

מספר מניות: _______

This is to certify that the Nominee Company of Bank Leumi Le-Israel Ltd. is the registered owner of _______ ordinary shares of par value NIS 0.0000001 in the Company, numbered from _______ to _______ inclusive, subject to the Articles of Association of the Company.

זאת לאשר כי חברה לרישומים של בנק לאומי לישראל בע"מ הינה הבעלים הרשומים של ____ מניות רגילות בעלות ערך נקוב של 0.0000001 ש"ח (שקל חדש אחד) כל אחת, ממוספרות ממספר _______ ועד _______ ועד בכלל, בהתאם להוראות התקנון של החברה.

Given under the Company's Stamp

This __ day of _______, _______

ניתן ונחתם בחותמת החברה

ביום __ לחודש _______, _______